                                                                   EXHIBIT 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" included in the Joint Proxy Statement of Hewlett-Packard Company and Compaq Computer Corporation that is made a part of the Amendment No. 4 to the Registration Statement (Form S-4 No. 333-73454) and related Prospectus of Hewlett-Packard Company for the registration of shares of its common stock and to the incorporation by reference therein of our report dated November 13, 2001, except for Note 19, as to which the date is December 6, 2001, with respect to the consolidated financial statements and schedule of Hewlett-Packard Company included in its Annual Report on Form 10-K/A for the year ended October 31, 2001, filed with the Securities and Exchange Commission.


                                          /s/  ERNST & YOUNG LLP

San Jose, California

February 4, 2002